Exhibit 4(b)

ACT OF CORRECTION TO MORTGAGE AND SECURITY AGREEMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

BE IT KNOWN, that on the 20th day of March, 2008, before me, the undersigned Notary Public, duly commissioned and qualified:

PERSONALLY CAME AND APPEARED:

Entergy Texas, Inc., a Texas corporation (together with its respective permitted successors and assigns, "Mortgagor" or "ETI") (the last four digits of its E.I.N. being 5798), having an address at 350 Pine Street, Beaumont, Texas 77701, appearing herein by and through Steven C. McNeal, its Vice President and Treasurer, duly authorized pursuant to a resolution of its board of directors, a certified extract of which is attached to the Mortgage (as hereinafter defined);

and

Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company domiciled in the Parish of East Baton Rouge ("EGSL L.L.C." or "Mortgagee"), having an address at 446 North Boulevard, Baton Rouge, Louisiana 70802-5717, the last four digits of its E.I.N. being 2730), appearing herein through Steven C. McNeal, its Vice President and Treasurer duly authorized pursuant to the Unanimous Written Consent of the Board of Directors (the Managers) of Mortgagee dated December 31, 2007, a certified extract of which is attached hereto;

WHO DECLARED AND ACKNOWLEDGED THAT:

RECITALS

1.  By instrument entitled "Mortgage and Security Agreement" dated as of December 31, 2007 (the "Mortgage"), made by Mortgagor in favor of Entergy Gulf States Louisiana, Inc., a Texas corporation ("EGS-Louisiana"), Mortgagor mortgaged in favor of EGS-Louisiana the property described therein located in Calcasieu Parish and Pointe Coupee Parish, State of Louisiana. The Mortgage was duly recorded in the mortgage records of Calcasieu Parish on January 4, 2008 under File Number 2850707, Book 3481, Page 599, and in the mortgage records of Pointe Coupee Parish on January 3, 2008 under MB 412, No. 084.

2.  On December 31, 2007, effective at 4:00 p.m. C.S.T., EGS-Louisiana merged into EGSL L.L.C. with EGSL L.L.C. as the sole survivor of the merger (the "LA Merger"). A duplicate original of the certificate of merger issued by the Louisiana Secretary of State with respect to the LA Merger was recorded in the Parish of Calcasieu on January 22, 2008 under File Number 285344, Conveyance Book 3442, page 41 and in the Parish of Pointe Coupee on January 22, 2008 in CB 54007, Corp. Book 4, Page 128. As a result of the LA Merger, EGSL L.L.C. is the Mortgagee under the Mortgage.

3. As recited in the Mortgage, EGS-Louisiana, formerly known as Entergy Gulf States, Inc. ("EGSI"), heretofore entered into the indentures and issued series of outstanding debt listed on Schedule A to the Mortgage (the "Outstanding Debt").

4. As further recited in the Mortgage, Mortgagor assumed certain liabilities of EGS-Louisiana on the Outstanding Debt on the terms and to the extent forth in that certain Debt Assumption Agreement entered into between Mortgagor and EGS-Louisiana dated December 31, 2007 (the "Assumption Agreement"). Under the Assumption Agreement, Mortgagor assumed the obligations of EGS-Louisiana to the pay to the applicable trustee of each series of the Outstanding Debt the "Assumed Amounts" which are listed, in dollar amounts, on Schedule 1 of the Assumption Agreement and which are likewise listed on Schedule A of the Mortgage.

5. As a result of the LA Merger, EGSL L.L.C. is the successor to EGS-Louisiana under the Assumption Agreement, and the Mortgage secures the obligations of Mortgagor to EGSL L.L.C. under the Assumption Agreement and the obligations of Mortgagor to EGSL L.L.C. under the Mortgage (collectively, and as defined in the Mortgage, the "Obligations") up to the maximum amount of Two Billion Dollars ($2,000,000,000) that may be outstanding at any time and from time to time.

6. Mortgagor and Mortgagee declared that pursuant to the Jurisdictional Separation (as defined in the Mortgage), the Assumed Amounts set forth in Schedule 1 of the Assumption Agreement and in Schedule A of the Mortgage should have been based upon the balance sheet of EGSI as of December 31, 2007, but that by mutual mistake, the Assumed Amounts listed on Schedule 1 to the Assumption Agreement and Schedule A to the Mortgage were based upon the balance sheet of EGSI as of September 30, 2007.

6. By Instrument of Correction dated as of March 20, 2008, Mortgagor and Mortgagee corrected the Assumption Agreement to reflect the mutual intention of the parties that the Assumed Amounts be based on the balance sheet of EGSI as of December 31, 2007, and Schedule 1 of the Assumption Agreement was thereby corrected to change the dollar amounts of the Assumed Amounts to reflect the balance sheet of EGSI as of December 31, 2007. Mortgagor and Mortgagee desire likewise to correct the Mortgage accordingly to provide that the Mortgage secures the obligations of Mortgagor to Mortgagee under the Assumption Agreement, as corrected by the Instrument of Correction dated as of March 20, 2008, and further desire, in accordance with the Instrument of Correction, to replace Schedule A to the Mortgage with Schedule A attached hereto.

7. Mortgagor and Mortgagee further declared that a clerical error appears in the Mortgage, on the nineteenth page of Schedule B, under Part III, "Other Property," sub-part A, fourth line, where the figure "14.875%" should read "17.85%" and that, accordingly, lines four and five of sub-part A, "Other Property," on page 19 of Schedule B, should read, in pertinent part, ". .. . .(ii) its 17.85% interest in the Joint Facilities of Big Cajun No. 2, Coal Unit # 3. .. . .."

NOW, THEREFORE, Mortgagor and Mortgagee do hereby reform and correct the Mortgage as follows:

1. Where the terms "Debt Assumption Agreement" or "Assumption Agreement" are used in the Mortgage, they shall refer to the Debt Assumption Agreement entered into between Mortgagor and Mortgagee dated December 31, 2007, as corrected by the Instrument of Correction dated as of March 20, 2008, and as the Debt Assumption Agreement may be further modified, amended, revised, modified, corrected or restated. Accordingly, the first two lines of page 3 of the Mortgage are corrected to read as follows: "the Debt Assumption Agreement entered into between Mortgagor and Mortgagee, dated December 31, 2007, as corrected by the Instrument of Correction dated as of March 20, 2008, and as the Debt Assumption Agreement may be further modified, amended, revised, modified, corrected or restated (the "Assumption Agreement").

2. Schedule A attached hereto is hereby substituted for Schedule A that was attached to the Mortgage executed on December 31, 2007. The attached Schedule A changes the Assumed Amounts to reflect the Assumed Amounts in accordance with the Instrument of Correction dated as of March 20, 2008, and is in all other respects the same as Schedule A that was attached to Mortgage executed on December 31, 2007.

3. #9; On the nineteenth page of Schedule B of the Mortgage under Part III, "Other Property," sub-part A, fourth line, the figure "14.875%" is deleted and the figure "17.85%"is substituted in its place, so that the nineteenth page of Schedule B under Part III, "Other Property," sub-part A, lines four and five shall read as follows in pertinent part: ". .. . ..(ii) its 17.85% interest in the Joint Facilities of Big Cajun No. 2, Coal Unit # 3 .. . . .". A corrected page 19 of Schedule B, with the corrected language underscored, is attached hereto as Schedule"B-1" and made a part hereof.

4. Except as corrected hereby, all other provisions of the Mortgage remain unchanged.

5. The parties request that the Clerks of Court for the Parishes of Calcasieu and Pointe Coupee make notation of this Act of Correction in the margin of the records of their respective offices where the Mortgage is recorded, in the mortgage records of the Parish of Calcasieu under File Number 2850707, Book 3481, Page 599 and in the mortgage records of the Parish of Pointe Coupee under MB 412, No. 084, to serve as the occasion may require.

6. This Act of Correction shall be deemed effective as of December 31, 2007.

THUS DONE AND PASSED, on the 20th day of March, 2008, in the State of Louisiana, Parish of Orleans, by the undersigned Mortgagor and the undersigned Mortgagee in the presence of the undersigned Notary and the undersigned competent witnesses, who hereunto sign their names with Mortgagor and Mortgagee after reading of the whole.

WITNESSES:	MORTGAGOR:

/s/ Christina M. Edwards	ENTERGY TEXAS, INC.,
Name: Christina M. Edwards	a Texas corporation

By:/s/ Steven C. McNeal
/s/ Sylvia S. Higgins	Name: Steven C. McNeal
Name: Sylvia S. Higgins	Title: Vice President and Treasurer

WITNESSES:	MORTGAGEE:

/s/ Christina M. Edwards	ENTERGY GULF STATES LOUISIANA, L.L.C.,
Name: Christina M. Edwards	a Louisiana limited liability company

By:/s/ Steven C. McNeal
/s/ Sylvia S. Higgins	Name: Steven C. McNeal
Name: Sylvia S. Higgins	Title: Vice President and Treasurer

/s/ Jennifer Favalora
Jennifer Favalora, Notary Public
Notary Identification Number 57639
My commission expires upon my death.

SCHEDULE "A"

I. Indenture of Mortgage dated September 1, 1926, between Entergy Gulf States, Inc. (successor to Gulf States Utilities Company) and The Bank of New York (successor to The Chase National Bank of the City of New York), as supplemented and modified.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
First Mortgage Bonds, 6% Series due December 1, 2012	$140	$64.114	December 31, 2010
First Mortgage Bonds, 3.6% Series due June 1, 2008	$325	$148.837	June 1, 2008
First Mortgage Bonds, 6.2% Series due July 1, 2033	$240	$109.911	December 31, 2010
First Mortgage Bonds, 5.25% Series due August 1, 2015	$200	$91.592	December 31, 2010
First Mortgage Bonds, 4 7/8% Series due November 1, 2011	$200	$91.592	December 31, 2010
First Mortgage Bonds, Floating Rate Series due December 1, 2009	$219.470	$100.509	December 1, 2009
First Mortgage Bonds, 5.60% Series due December 1, 2014	$ 50	$22.898	December 31, 2010
First Mortgage Bonds, 6.18% Series due March 1, 2035	$ 85	$38.927	December 31, 2010
First Mortgage Bonds, 5.70% Series due June 1, 2015	$200	$91.592	December 31, 2010
First Mortgage Bonds, 5.12% Series due August 1, 2010	$100	$45.796	August 1, 2010
First Mortgage Bonds, Floating Rate Series due December 8, 2008	$350	$160.286	December 8, 2008

II. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of November 1, 1985.

(b) Indenture of Trust and Pledge, dated as of November 1, 1985, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-C	$39	$22.440	December 31, 2010

III. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1985.

(b) Indenture of Trust and Pledge, dated as of December 1, 1985, between the Issuer and the Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-D	$28.4	$13.005	December 31, 2010

IV. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of April 1, 1986.

(b) Indenture of Trust and Pledge, dated as of April 1, 1986, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Multiple Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1986	$20	$9.160	December 31, 2010

V. (a) Sublease Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1974 as supplemented by Third Supplemental Sublease Agreement between the Issuer and the Company, dated as of August 1, 1992.

(b) Indenture of Trust and Pledge, dated as of December 1, 1974, between the Issuer and The Bank of New York (as successor to Hibernia National Bank), as trustee (the "Trustee"), as supplemented by Third Supplemental Indenture of Trust and Pledge dated as of August 1, 1992 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1992	$48.285	$22.115	December 31, 2010

VI. (a) Sublease Agreement between Parish of Pointe Coupee, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company) (the "Company"), dated as of March 1, 1983, as supplemented by First Sublease Supplemental Agreement dated as of January 1, 1993, between the Issuer and the Company.

(b) Indenture of Trust and Pledge, dated as of March 1, 1983, between the Issuer and Hancock Bank of Louisiana (as successor to American Bank and Trust Company), as trustee (the "Trustee"), as supplemented by First Supplemental Indenture of Trust and Pledge dated as of January 1, 1993 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1993	$17.450	$7.990	December 31, 2010

VII. (a) Refunding Agreement between Parish of Iberville, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of May 1, 1998.

(b) Trust Indenture, dated as of May 1, 1998, between the Issuer and Hancock Bank of Louisiana.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1998	$21.6	$9.890	December 31, 2010

VIII. (a) Refunding Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Issuer") and Entergy Gulf States, Inc., dated as of May 1, 1998.

(b) Trust Indenture, dated as of May 1, 1998, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999	$22.095	$10.120	July 1, 2010

IX. (a) Refunding Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of September 1, 1999.

(b) Trust Indenture, dated as of September 1, 1999, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999-B	$40	$18.320	December 31, 2010

SCHEDULE "B-1"

CORRECTED PAGE 19 OF SCHEDULE B

(shown on following page)

and in that certain Act of Cash Sale by Cajun Electric Co-operative Power, Inc. to Gulf States Utilities Company, Inc. dated June 10, 1983, recorded in the public records of Pointe Coupee Parish, Louisiana in COB 249, Page 85, Entry No. 27, on June 14, 1983, which 5.95% undivided ownership interest results from the allocation to ETI in the Plan of Merger of an undivided forty-two and 50/100 percent (42.50%) ownership interest in the undivided fourteen percent (14.00%) of EGS in the Common Facilities.

  Other Property

A.

All right, title and interest of ETI in all personal or movable property, tangible or intangible (other than Excepted Property), of every kind, character and description, in Nelson Coal Unit # 6 and Big Cajun No. 2, Coal Unit # 3 that was allocated to ETI in the Plan of Merger, including (i) its 29.75% undivided ownership interest in Nelson Coal Unit # 6, (ii) its 17.85% undivided ownership interest in the Joint Facilities of Big Cajun No. 2, Coal Unit # 3 and (iii) its 5.95% undivided ownership interest in the Common Facilities of Big Cajun No. 2, Coal Unit # 3 (the interests in Nelson Coal Unit # 6 and Big Cajun No. 2, Coal Unit # 3 that were allocated to ETI in the Plan of Merger being hereafter collectively referred to as "ETI's Louisiana Interests").

B.

All and singular the leaseholds (other than real or immovable leaseholds), ways, rights of way, grants, easements, servitudes, rights pursuant to ordinances, consents, permits, patents, licenses, water and riparian rights, franchises, privileges, immunities, rights to construct, maintain and operate distribution and transmission systems, all other rights and interests, gas, water, steam and electric light, heat and power plants and systems, dams, and dam sites, stations and substations, powerhouses, electric transmission and distribution lines and systems, pipe lines, conduits, towers, poles, wires, cables and all other structures, machinery, engines, boilers, dynamos, motors, transformers, generators, electric and mechanical appliances, office buildings, warehouses, garages, stables, sheds, shops, tunnels, subways, bridges, other buildings and structures, implements, tools and other apparatus, appurtenances and facilities, materials and supplies, equipment, inventory, fixtures, accounts, contract rights, general intangibles and all other property of any nature appertaining to any of the plants, systems, business or operations of ETI, whether or not affixed to the realty, used in the operation of any of the premises or plants or systems, or otherwise, which (i) are now owned or that may hereafter be owned or acquired by ETI, other than Excepted Property; and (ii) are included within ETI's Louisiana Interests.

C.

All corporate, Federal, State, county, parish, municipal and other permits, consents, licenses, bridge licenses, bridge rights, river permits, franchises, patents, rights pursuant to ordinances, grants, privileges and immunities of every kind and description, now belonging to or that may hereafter be owned, held, possessed or enjoyed by ETI and included within ETI's Louisiana

ENTERGY GULF STATES LOUISIANA, L.L.C.

CERTIFICATE OF RESOLUTIONS

The undersigned, being the duly authorized and acting Assistant Secretary of Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (the "Company"), hereby certifies that the following is an extract of resolutions duly adopted on December 31, 2007 by the unanimous written consent in lieu of an organizational meeting of the Managers of the Company (who are called, pursuant to the Operating Agreement of the Company, its Directors), that said resolutions have not been amended or rescinded and remain in full force and effect and that Steven C. McNeal is the duly authorized and acting Vice President and Treasurer of the Company:

WHEREAS, Entergy Gulf States, Inc. "EGSI") has undertaken the following transactions (collectively, the "Jurisdictional Separation"): (a) pursuant to a Plan of Merger adopted by EGSI and dated effective December 31, 2007 (the "Plan of Merger"), EGSI has been renamed "Entergy Gulf States Louisiana, Inc." ("EGS-LA, Inc.") and EGSI has formed the Company under Texas law and allocated to the Company all of its Texas jurisdictional assets, undivided interests in certain coal-fired generation facilities located in Louisiana, and certain liabilities related to such assets (the "Texas Merger"), and the Company has assumed its prorated share of each series of EGSI's long-term debt under its first mortgage bonds and pollution control revenue bonds, and the Company has assumed all of EGSI's rights and obligations relating to EGSI's membership interest in Entergy Gulf States Reconstruction Funding I, LLC ("EGS Funding I") and EGSI's rights and obligations under that certain Transition Property Servicing Agreement, Administration Agreement, and Transition Property Purchase and Sale Agreement, each dated as of June 29, 2007 between EGS Funding I and EGSI, and EGSI's rights and obligations under the Indemnity Side Letter with The Bank of New York and the Underwriting Agreement with Morgan Stanley & Co, Incorporated, each dated June 29, 2007 (collectively, the "Texas Securitization Agreements"); (b) pursuant to the Plan of Merger the Company will issue all of the outstanding common stock of the Company to EGSI's parent company, Entergy Corporation ("Parent"), such that the Company will become a wholly-owned direct subsidiary of Parent; (c) Parent has formed or will form EGS Holdings, Inc. ("EGSHI") under Texas law and contributed to EGSHI the shares of common stock of EGSI previously held by Parent; (d) EGSHI has formed or will form Entergy Gulf States Louisiana, L.L.C. ("EGSL LLC") as a Louisiana limited liability company and acquire all of the issued and outstanding common membership interests of EGSL LLC ; and (e) EGSI (which has been renamed "Entergy Gulf States Louisiana, Inc.") has merged or will merge into EGSL LLC with EGSL LLC as the sole surviving entity (the "Louisiana Merger"), and pursuant to such merger EGSHI shall surrender to EGSL LLC the initial 100 units of common membership interests in EGSL LLC held by EGSHI and all shares of common stock of EGSI held by EGSHI and in exchange therefore EGSL LLC shall issue to EGSHI 100 units of common membership interests; and (f) prior to the Texas Merger, EGSI created, issued and sold 100,000 shares of its Series A 8.25% Preference Stock (the "Preference Stock") and such Preference Stock shall be converted into preferred membership interests in EGSL LLC pursuant to the Louisiana Merger; and;

WHEREAS, the Jurisdictional Separation transactions also include, but are not limited to, the following: (a) the release from the lien of EGSI's Indenture of Mortgage, dated September 1, 1926, as amended and supplemented (the "Indenture of Mortgage") from EGSI to The Bank of New York, successor trustee (the "Indenture Trustee"), of all or substantially all mortgaged property located in Texas, undivided interests in EGSI's coal-fired generation plants located in Louisiana, and such other mortgaged property as determined by EGSI; (b) entry by ETI into a Debt Assumption Agreement with EGS-LA, Inc. secured by a lien or security interest on all or substantially all of the properties allocated to ETI that were previously subject to the lien of the Indenture of Mortgage and the execution and delivery of mortgages, deeds of trust, and other instruments to effect such security; and (c) redemption by EGSI of all of its outstanding preferred stock then owned (all of the Jurisdictional Separation transactions described in the foregoing recitals are sometimes collectively referred to as the "Steps"); and

RESOLVED FURTHER, that the Company's President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary, or the Treasurer or any Assistant Treasurer of the Company (each an "Authorized Officer") and any person designated by the President or any Vice President in writing for such purpose be, and each hereby is, authorized, in the name of and on behalf of the Company to execute and deliver such agreements, instruments, consents or other documents and take such other action as any such Authorized Officer or other authorized person(s) deems necessary or appropriate to effect the Jurisdictional Separation and all of the Steps, including but not limited to the merger of EGSI (renamed EGS-LA, Inc.) into the Company whereby the Company will be the sole surviving entity, the issuance of 100 Common Units to EGHSI in consideration of $1,000, the issuance of 100 Common Units in exchange for all shares of common stock of EGSI held by EGSHI and the 100 Common Units held by EGHSI, and issuance of 100,000 Preferred Units in exchange for 100,000 shares of EGSI Preference Stock, and all assets and liabilities of EGSI at the time of such merger will be allocated to and assumed by the Company;

RESOLVED FURTHER, that the President or any Vice President or any person designated by the President or Vice President in writing for such purpose or the Treasurer or any Assistant Treasurer, and the other officers of the Company be, and each of them hereby is, authorized, in the name of and on behalf of the Company, to execute and deliver in connection with the Louisiana Merger, the Steps, and the Jurisdictional Separation any agreements, trust indentures, notices, or other instruments of any kind relating to accounting, cash management, human resource, or other operational arrangements as such officers or designated persons deem necessary or appropriate in connection with the Louisiana Merger, the Steps, and the Jurisdictional Separation, upon such terms and conditions as shall be approved by the officer or designated person executing same, such execution to be conclusive evidence of such approval;

RESOLVED FURTHER, that the President or any Vice President, any person designated by the President or Vice President in writing for such purpose or the Treasurer or any Assistant Treasurer, and the other officers of the Company be, and they hereby are, authorized to do such other acts and things that in their judgment may be necessary or desirable in connection with the Louisiana Merger, the Steps, the Jurisdictional Separation, the organization of the Company, and the execution and delivery of the documents and agreements authorized in the foregoing resolutions; and.

RESOLVED FURTHER, that any actions previously taken by the persons named above, in furtherance of the actions above, are hereby approved, adopted, ratified and confirmed;

So certified this 20th day of March, 2008.

/s/ Paul A. Castanon
Paul A. Castanon
Assistant Secretary
Entergy Gulf States Louisiana, L.L.C.